Exhibit 5.1

[Goodwin Procter LLP Letterhead]

August 28, 2024

Terreno Realty Corporation

10500 NE 8th Street, Suite 1910

Bellevue, Washington 98004

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-276959) (as amended or supplemented, the “Registration Statement”) filed on February 9, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Terreno Realty Corporation, a Maryland corporation (the “Company”), of any combination of securities of the types specified therein. The Registration Statement became effective upon filing with the Commission on February 9, 2024. Reference is made to our opinion letter dated February 9, 2024 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on August 28, 2024 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to $500,000,000 in shares (the “Shares”) of the Company’s common stock, par value $0.01 per share ( “Common Stock”), covered by the Registration Statement. The Shares are being offered and sold pursuant to Equity Distribution Agreements, dated as of August 28, 2024 (the “Distribution Agreements”), by and between the Company and each of KeyBanc Capital Markets Inc., Robert W. Baird & Co. Incorporated, BMO Capital Markets Corp., BTIG, LLC, Citizens JMP Securities, LLC, Goldman Sachs & Co. LLC, Jefferies LLC, Piper Sandler & Co., Regions Securities LLC, Scotia Capital (USA) Inc. and Truist Securities, Inc., as sales agents.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors prior to the date hereof (the “Minimum Price”) and that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares that may be issued for the Minimum Price.

The opinion set forth below is limited to the Maryland General Corporation Law.

Terreno Realty Corporation

August 28, 2024

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Distribution Agreements and in exchange for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors, will be validly issued, fully paid and nonassessable.

This supplemental opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

This supplemental opinion letter is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Shares (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this supplemental opinion letter as an exhibit to the Current Report and its incorporation by reference and the reference to our firm in that Current Report. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP